Exhibit 3.5

CERTIFICATE OF FORMATION

OF

ROUGH RIDER ACQUISITION, LLC

The undersigned authorized person, for the purpose of forming a limited liability company pursuant to the provisions of the Limited Liability Company Act of the State of Delaware (the “LLCA”), hereby certifies as follows:

1.	The name of the limited liability company is: ROUGH RIDER ACQUISITION, LLC

2.	The registered office of the company in the State of Delaware is c/o United Corporate Services, Inc., 874 Walker Road, Suite C, in the City of Dover, County of Kent in the State of Delaware, 19904. The name of the company’s registered agent at that address is United Corporate Services, Inc.

3.	The nature of the business to be conducted by, and the purposes of, the company are to engage in any lawful act or activity for which a limited liability company may be organized under the LLCA.

4.	The company reserves the right to amend, alter, change or repeal any provision contained in this Certificate in the manner now or hereafter prescribed by law, and all rights and powers conferred in this Certificate are subject to this reserved power.

5.	The company may indemnify and advance expenses to any of its managers, officers and members, any person who has ceased to be a manager, officer or member, and the heirs, executors, administrators, successors and assigns of such a person or entity to the fullest extent permitted by the LLCA as the same exists now or may hereafter be amended.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of ROUGH RIDER ACQUISITION, LLC this 4th day of September, 2012.

/s/ JARED MANES
Jared Manes, Authorized Person

State of Delaware

Certificate of Merger of

Domestic Limited Liability Companies

Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act, the undersigned Limited Liability Company executed the following Certificate of Merger:

First: The name of the surviving Limited Liability Company is Rough Rider Acquisition, LLC, a Delaware limited liability company, and the name of the Limited Liability Company being merged into this surviving Limited Liability Company is Badlands Power Fuels, LLC, a Delaware limited liability company.

Second: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent Limited Liability Companies.

Third: The name of the surviving Limited Liability Company is Rough Rider Acquisition, LLC, which will change its (i) name upon effectiveness of the merger to “Badlands Power Fuels, LLC” and (ii) registered agent and registered office to The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801 by amendment to Articles 1 and 2 of its Certificate of Formation as follows: “1. The name of the limited liability company is Badlands Power Fuels, LLC.” and “2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company”.

Fourth: The merger is to become effective on November 30, 2012 at 11:59 p.m.

Fifth: The executed agreement of merger is on file at 300 Cherrington Parkway, Suite 200, Coraopolis, Pennsylvania 15108, the principal place of business of the surviving Limited Liability Company.

Sixth: A copy of the agreement of merger will be furnished by the surviving Limited Liability Company on request, without cost, to any member of the Limited Liability Company or any person holding an interest in any other business entity which is to merge or consolidate.

IN WITNESS WHEREOF, said Limited Liability Company has caused this certificate to be signed by an authorized person, this 30th day of November, A.D. 2012.

By:	/s/ Damian C. Georgino
Authorized Person

Name:	Damian C. Georgino
Title:	Vice President